Exhibit 10.1
NOVATEL WIRELESS, INC.
9645 SCRANTON ROAD
SAN DIEGO, CA 92121
(858) 812-3400

April 17, 2015

Dr. Slim Souissi

Dear Slim,

Novatel Wireless, Inc. (the “Company”) is pleased to extend the offer of continued employment set forth in this letter (this “Offer Letter”). Your employment under this Offer Letter, if you accept our offer, would commence effective March 16, 2015, (the “Effective Date”), according to the terms outlined below.

POSITION:
You would be our President and Chief Operations Officer, an exempt position initially based in our headquarters in San Diego, California. You would initially report to our Chief Executive Officer. This is a full-time position and you will be expected to devote all of your working time to the performance of your duties for the Company. By signing this Offer Letter, you confirm that you are under no contractual or other legal obligations that would limit or prohibit you from performing your duties with the Company.

BASE COMPENSATION:
Your annual base salary would be $365,000 (“Base Salary”), of which, $255,500 shall be payable in cash, to be paid on the same schedule as other senior executives, subject to standard deductions and withholding. Your Base Salary will be reviewed annually in accordance with standard practice of the Company for Named Executive Officers. Subject to the terms of this offer, $109,500 of your Base Salary will be paid through the issuance of restricted stock units (“RSUs”) on the first trading day of each calendar year during your employment, commencing with calendar year 2016 (each first trading day is an “RSU Grant Date”). On each RSU Grant Date you will be granted RSUs the number of which will be determined by dividing $109,500 by the closing price of one share of Company Common Stock on the relevant RSU Grant Date. Such RSUs shall vest in 12 equal monthly installments from the RSU Grant Date. With respect to calendar year 2015, on the Effective Date, you will be granted 19,094 RSUs. Those RSUs shall vest as follows: (i) 1,004 RSUs shall vest on April 2, 2015 and (ii) the remaining RSUs shall vest in nine equal installments on the second day of May, June, July,

August, September, October, November and December 2015 and January 2016. All vesting described in this Base Compensation Section is subject to your remaining continuously employed with the Company though each such vesting date. Your RSUs will be subject to the terms and conditions of the Novatel Wireless, Inc. 2009 Omnibus Incentive Compensation Plan (or a successor plan) and associated grant documents. The Company at any time may elect to convert all or a portion of future RSU grants into cash payments with written notice to you prior to the start of the applicable calendar year. You shall have the right, commencing with the calendar year 2016, to receive your full Base Salary without any RSUs, so long as you provide written notice to the Company at least 15 business days prior to the start of the applicable calendar year that you elect to receive your full Base Salary. For the sake of clarity, your Base Salary shall be prorated for partial calendar years.

BONUS:
Commencing April 1, 2015, you will be eligible to receive an annual bonus with a target bonus opportunity of 60% of your Base Salary attributable to such bonus period, based on criteria established by the Compensation Committee of the Company’s Board of Directors (“Compensation Committee”) in its sole discretion. You will not be entitled to any such annual bonus or earn it unless you are employed by the Company at the earlier of (i) the time the bonus is paid or (ii) March 15 of the year following the calendar year to which the bonus is attributable.

BENEFITS:
You will be eligible to participate in the Company’s employee benefits programs, including any health, disability and/or life insurance, to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company of similar rank and tenure, if and when such benefit programs are made available by the Company, and in accordance with the terms of such plans. You also will receive 20 days of paid vacation time per year in accordance with and subject to Company policies. You acknowledge that the Company may change (including cancel) its benefit programs, including any or all of its paid time off policies from time to time, in its discretion and in accordance with applicable law.

EXPENSES:
The Company shall reimburse you for reasonable and properly documented business expenses incurred during your employment with the Company in accordance with the Company’s then-prevailing policies and procedures for expense reimbursement. To the extent that any reimbursements pursuant to this Offer Letter are taxable to you, any such reimbursement payment due to you shall be paid to you as promptly as practicable, and in all events on or before the last day of the calendar year following the calendar year in which the related expense was incurred. The reimbursements pursuant to this Offer Letter are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that you receive in one taxable year shall not affect the amount of such benefits or reimbursements that you receive in any other taxable year.

AT-WILL EMPLOYEE:
If you accept this offer, your employment will be “at will”, meaning that either you or the Company will be entitled to terminate your employment at any time, with or without cause or prior notice. Please note that, although your job duties, title, compensation and benefits, as well as our personnel policies and procedures, may change from time to time, your at-will status only may be changed with the approval of the Board and by a written agreement signed by the Company’s Chief Executive Officer. You would be entitled to certain severance benefits depending on the circumstances surrounding your termination, as determined pursuant to the Change in Control and Severance Agreement attached as Exhibit A.

DISPUTES:
You agree that if any disputes should arise between you and the Company (including claims against its employees, officers, directors, shareholders, agents, successors and assigns) relating or pertaining to or arising out of your employment with the Company, the dispute will be submitted exclusively to binding arbitration before a neutral arbitrator in accordance with the rules of the American Arbitration Association in San Diego, California. This means that disputes will be decided by an arbitrator rather than a court or jury, and that both you and the Company waive their respective rights to a court or jury trial, except to enforce the decision of the arbitrator. You understand that the arbitrator’s decision will be final and exclusive, and cannot be appealed. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The Company and you shall share in the arbitrator’s fees and expenses equally. The arbitrator shall have the power to award the prevailing party its attorneys’ fees and costs of arbitration (including the arbitrator’s fees paid by the arbitrator) except to the extent prohibited by applicable law. Notwithstanding the foregoing, you and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

OBLIGATIONS:
As a condition of employment with the Company, you agree that you will acquire, as an employee, secret, confidential, or proprietary information or trade secrets of the Company, and, as such, you agree to continue to be bound by the Company’s Inventions Disclosure, Confidentiality & Proprietary Rights Agreement (the “Confidentiality Agreement”), which you previously executed. As a Company employee, you will be expected to continue to abide by Company rules and policies, including those set forth in the Company’s employee handbook. Except for policies related to at-will employment, which may only be revised as described earlier in this Offer Letter, you understand that any or all Company rules and policies may be revised from time to time, as deemed appropriate, advisable or required by the Company.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer, entity or other person to whom you have an obligation of confidentiality, including under any binding agreement. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring on to Company premises any unpublished documents or property belonging to any former employer, entity or other person to whom you have an obligation of confidentiality.

During the term of your employment with the Company, you agree not to consult with, act as an advisor or consultant to, serve as an employee, agent, manager or director of, or otherwise provide services to, any company or organization (whether for-profit, not-for-profit or otherwise) other than the Company unless you receive prior written approval (which may be provided by e-mail) from the Company’s Chief Executive Officer.

ELECTRONIC DELIVERY:
The Company may, in its sole discretion, decide to deliver to you by email or any other electronic means any documents or notices related to this Offer Letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws or otherwise. By accepting this offer of employment and signing below, you hereby consent to receive such documents and notices by such electronic delivery and agree to participate through any on-line or electronic system that may be established and maintained by the Company or a third party designated by the Company.

NONDISPARAGEMENT:
You shall not disparage or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, shareholders, or employees, either publicly or privately, except in the reasonable good faith performance of your duties to the Company. This obligation does not apply to (i) any testimony, pleading, or sworn statements in any legal or administrative proceeding; (ii) attorney-client communications; or (iii) any communications with a government or regulatory agency, and further, it shall not be construed to prevent you from filing a charge with the Equal Employment Opportunity Commission or a comparable state or local agency.

WITHHOLDING:	All forms of compensation referred to in this Offer Letter are subject to applicable withholding and payroll taxes.

GOVERNING LAW:
Except to the extent governed by Federal law, this Offer Letter shall be governed by and construed in accordance with the laws of the State of California, excluding laws relating to conflicts or choice of law.

COOPERATION:
You agree that, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, you will provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), or the decision to commence on behalf of the Company any suit, action or proceeding, and any investigation and/or defense of any claims asserted against any of the Company’s or its Subsidiaries’ current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, which relates to events occurring during your employment with the Company as to which you have relevant information (including but not limited to furnishing relevant information and materials to the Company or its designee and/or providing truthful testimony at depositions and at trial), provided that with respect to such cooperation occurring following termination of your employment with the Company, the Company shall reimburse you for expenses reasonably incurred in connection therewith and shall schedule such cooperation to the extent reasonably practicable so as not to unreasonably interfere with your business or personal affairs. Notwithstanding anything to the contrary, you shall be not be required to devote more than forty (40) hours of your time, pursuant to this Cooperation provision, and all such time expended at a time you are not receiving severance from the Company shall be compensated at the rate of $175 per hour, except that such forty (40) hour cap shall not include or apply to any time spent testifying at a deposition or at trial, or spent testifying before or being interviewed by any administrative or regulatory agency.

MISCELLANEOUS:
If any provision or any part of this Offer Letter is adjudged by a court of competent jurisdiction (or an arbitrator) to be invalid or unenforceable, the same shall in no way affect any other provision or remaining part thereof of this Offer Letter, which shall be given full effect without regard to the invalid or unenforceable provision or part thereof, or the validity or enforceability of this Offer Letter. This Offer Letter, together with the Change in Control and Severance Agreement attached as Exhibit A, the Confidentiality Agreement, and the Indemnification Agreement, which you executed on October 30, 2014 (the “Indemnification Agreement”), constitutes the entire agreement and understanding between the Company and you with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral), between you and the Company (but not the Confidentiality Agreement or the Indemnification Agreement), relating to such subject matter (including, without limitation, that certain change in control letter agreement by and between you and the Company, first effective May 19, 2004, as amended, and that certain change in control letter agreement by and between you and the Company, first effective July 20, 2005, as amended). The rights and obligations of the parties under the Offer Letter shall survive, and remain binding and enforceable, notwithstanding the termination of this Offer Letter, to the extent necessary to preserve the intended benefits of such provisions. This Offer Letter shall not be construed strictly for or against either party. No provision of this Offer Letter may be amended, modified, waived or discharged except by a written document signed by you and a duly authorized officer of the Company (other than you). The failure of a party to insist upon strict adherence to any term of this Offer Letter on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Offer Letter. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

CLAWBACK:
You agree that to the extent required by applicable law or written Company policy, to the extent it implements the requirements of such law (including without limitation Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act), the annual discretionary bonus, any equity compensation and any other incentive compensation shall be subject to any required clawback, forfeiture, recoupment or similar requirement pursuant to such law or policy.

ASSIGNMENT:	This Offer Letter is personal to you and is not assignable.
This Offer Letter shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns (including, without limitation, successors by merger, consolidation, sale or similar transaction and in the event of your death, your estate and heirs in the case of any payments due to you hereunder).

NOTICES:
Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid (or if it is sent through any other method agreed upon by the parties), as follows:

If to the Company:
Company: Novatel Wireless, Inc.
Attn: Board of Directors
Facsimile: (858) 812-3402

If to you, at the address set forth in your Company personnel file with the Company and with a second (2nd) copy to your counsel, Lenden F. Webb, at LWebb@WBLawGroup.com;

or at any other address as any party shall have specified by notice in writing to the other party.

INSTRUCTIONS:	Please execute the original of this Offer Letter indicating your receipt, acknowledgment and agreement with this Offer Letter.

We look forward to continuing to work with you.

Novatel Wireless

/s/ Alex Mashinsky
Alex Mashinsky, CEO

I am pleased to accept the offer of at-will employment under the terms stated in this Offer Letter, and I understand and agree to all of its terms.

/s/ Slim Souissi
Dr. Slim Souissi

Date: April 17, 2015

Enclosures:    Change in Control and Severance Agreement
USCIS Form I-9